EXHIBIT 16.1

James E. Scheifley & Associates, P.C.
22 Brushwood Court
PO Box 2158
Dillon, Colorado 80435

    Phone (970) 513-9308     FAX (419) 821-5638     E-Mail jes@vail.net
___________________________________________________________________________________________________________

September 1, 2004

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Email Real Estate.com, Inc.

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

(1) We have read the Company's response to Item 4.01 of Amendment No. 2 to Form 8-K/A dated August 11, 2004 and filed with the SEC on or about September 1, 2004; and

(2) We agree with the response.

Very Truly Yours,

/s/ James E. Scheifley

James E. Scheifley & Associates, PC